Exhibit 8.1
McGuireWoods LLP 201 North Tryon Street Charlotte, NC 28202 Phone: 704.343.2000 Fax: 704.343.2300 www.mcguirewoods.com

        July 1, 2011

The Board of Directors of
Park Sterling Corporation
1043 Morehead Street, Suite 201
Charlotte, NC  28204

Re:	Merger of Community Capital Corporation with and into Park Sterling Corporation United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have served as counsel to Park Sterling Corporation (“Park Sterling”), a North Carolina corporation, in connection with the contemplated merger (the “Merger”) of Community Capital Corporation (“Community Capital”), a South Carolina corporation, with and into Park Sterling, pursuant to the Agreement and Plan of Merger dated as of March 30, 2011 (the “Agreement”), as described in the Proxy Statement/Prospectus, which constitutes a part of the Registration Statement on Form S-4 to be filed by Park Sterling with the Securities and Exchange Commission, as amended (collectively referred to herein as the “Registration Statement”).  This opinion concerning Federal income tax consequences is being rendered pursuant to the requirements of Section 7.2(c) of the Agreement.  All capitalized terms herein, unless otherwise specified, have the meanings assigned to them in the Registration Statement and the Agreement.

Each shareholder of Community Capital will have the option to elect to receive (a) cash of $3.30 per share for all their shares of Community Capital common stock, (b) shares of Park Sterling common stock calculated pursuant to a formula contained in the Agreement for all their shares of Community Capital common stock or (c) shares of Park Sterling common stock for a portion of their shares of Community Capital common stock and cash for the remainder of their shares of Community Capital common stock.  In addition, cash will be paid in lieu of fractional shares of Park Sterling common stock to avoid the expense attendant to the issuance of fractional shares.  Park Sterling will have the ability to prorate the merger consideration among the shareholders of Community Capital common stock in order to achieve an allocation of 40% cash and 60% Park Sterling common stock.  Notwithstanding the elections by the shareholders of Community Capital common stock, in no event will the cash portion of the total consideration to be paid by Park Sterling for the Community Capital common stock exceed 40%.

The Board of Directors of Park Sterling Corporation
July 1, 2011

In providing our opinion, we have examined and, with your consent, relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, (iii) certain written representations and covenants of Park Sterling and Community Capital (the “Company Certificates”), and (iv) such other records, documents, and other instruments as we have deemed necessary for the purposes of this opinion letter.

In rendering our opinion, we have also relied, with your consent, upon the following assumptions:

(1)
The factual statements and representations set forth above, as well as those contained in the Agreement, the Registration Statement, and the Company Certificates, are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, and all such factual statements and representations made “to the best of the knowledge” of any person or party or with similar qualifications are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, as if made without such qualifications.  The Agreement, the Registration Statement, and the Company Certificates reflect all material facts relating to the Merger, Park Sterling and Community Capital.

(2)
The Merger will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement, and none of the terms and conditions therein will have been waived or modified in any respect before the Effective Time.

(3)	The Agreement constitutes a valid, legal, and binding obligation of the parties thereto, and is enforceable in accordance with its terms.

(4)	Other than the Agreement, there are no understandings or agreements between or among the Parties or their Affiliates that bear directly or indirectly on the Merger.

(5)
The Parties will report the Merger on their Federal income tax returns in a manner consistent with the opinions set forth herein, and will comply with all reporting obligations with respect to the Merger required by the Code.

(6)
Park Sterling Common Stock will constitute at least 40 percent of the total consideration received by Community Capital shareholders in the Merger in the aggregate based upon values determined on March 29, 2011 (the last business day preceding the execution of the Agreement).

The Board of Directors of Park Sterling Corporation
July 1, 2011

(7)
All documents submitted to us as certified, conformed or photostatic copies, and the originals of any such copies, are authentic; all such copies conform to the originals; all signatures on such documents are genuine, and the natural persons so signing possess the legal capacity to do so; and all documents submitted to us in draft or unexecuted form will be timely and validly executed without alteration in any respect.

In rendering our opinion, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Company Certificates), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification.  In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the information upon which we have relied in rendering this opinion is incorrect.

Based on and subject to the foregoing and the other limitations, assumptions, qualifications and exclusions set forth in this opinion letter, we are of the opinion that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Park Sterling and Community Capital will be a party to such reorganization within the meaning of Section 368(b) of the Code with respect to the Merger.  In addition, it is our opinion that the discussion set forth in the section of the Registration Statement entitled "PROPOSAL NO. 1 – THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger,” insofar as it relates to matters of United States Federal income tax, is accurate in all material respects.

Except as set forth above, we express no opinion as to the tax consequence to any party, whether Federal, state, local, or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement.

The foregoing opinions are being furnished for the purpose referred to in the first paragraph of this opinion letter, and, except as noted below, this opinion letter is not to be furnished to any other person or entity or used or relied upon for any other purpose without our prior written consent.  The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein.

The Board of Directors of Park Sterling Corporation
July 1, 2011

This opinion is effective as of the date hereof; it is based on current provisions of the Code and Treasury Regulations promulgated thereunder, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service, and such other authorities as we have considered relevant.  It should be noted that statutes, regulations, judicial decisions, and administrative pronouncements are subject to change at any time, and, in certain circumstances, with retroactive effect.  Any change in applicable laws or the facts and circumstances surrounding the Merger or any inaccuracy in the factual statements, representations, or warranties upon which we have relied, including those contained in the Agreement, Registration Statement, or the Company Certificates, may affect the continuing validity of the opinions set forth herein.

An opinion of counsel is not binding upon the Internal Revenue Service or the courts.  There can be no assurance that the Internal Revenue Service will agree with the opinions set forth herein, or that if challenged by the Internal Revenue Service, the opinion will be sustained by the court.

We hereby consent to the inclusion of this form of opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “PROPOSAL NO. 1 - THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger.”  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ McGuireWoods LLP